UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                      Commission File Number 333-125485-33


           Residential Asset Mortgage Products, Inc., as depositor for
                     GMACM Home Equity Loan Trust 2006-HE1
             (Exact name of registrant as specified in its charter)


      8400 Normandale Lake Blvd., Suite 250, Minneapolis, Minnesota 55437,
                                 (952) 857-7000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


               Mortgage Pass-Through Certificates, Series 2006-HE1
            (Title of each class of securities covered by this Form)


                                      None
 ------------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13 (a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  |_|            Rule 12h-3(b)(1)(i)   |_|
            Rule 12g-4(a)(1)(ii) |_|            Rule 12h-3(b)(1)(ii)  |_|
            Rule 12g-4(a)(2)(i)  |_|            Rule 12h-3(b)(2)(i)   |_|
            Rule 12g-4(a)(2)(ii) |_|            Rule 12h-3(b)(2)(ii)  |-|
                                                           Rule 5d-6  |X|

     Approximate number of holders of record as of the certification or notice date: Fewer than 300 holders

   Pursuant to the requirements of the Securities Exchange Act of 1934 Residential Asset Mortgage Products, Inc., acting solely in its capacity as depositor for the above-referenced Trust, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 24, 2007               By: /s/ Mark White
      ------------------------           -------------------------------
                                        Name: Mark White
                                        Title: Vice President